May 20, 2008

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements of China Infrastructure Investment Corporation (formerly Learning Quest Technologies, Inc.) pertaining to our firm included under Item 4.01 of the Amendment No. 1 to Form 8-K, dated May 14, 2008, and agree with such statements as they pertain to our firm.

Sincerely,

/s/ HJ & Associates, LLC

HJ & Associates, LLC